                                                       EXHIBIT 5-1

March 25, 1994

MCN Corporation
500 Griswold Street
Detroit, MI  48226

Ladies and Gentlemen:

        I am acting as counsel for MCN Corporation, a Michigan corporation in connection with the sale of up to 400,000 additional shares of MCN Common Stock, $.01 par value ("MCN Common Stock") which are being sold by MCN pursuant to the terms of the MichCon Savings and Stock Ownership Plan. These shares of MCN Common Stock are in addition to the 350,000 shares which were registered under the Securities Act of 1933, as amended, (the "1933 Act") filed on January 9, 1992. The additional shares of MCN Common Stock are being registered under the 1933 Act by a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on March 25, 1994.

         In preparation for rendering my opinion hereafter expressed, I have examined the originals or copies, certified to my satisfaction, of such corporate records and other documents and certificates as I have deemed necessary.

         Based upon the above, I am of the opinion that:

         1. MCN is a corporation duly organized and validly existing under and pursuant to the laws of the State of Michigan.

         2. The shares of MCN Common Stock which are covered by the Registration Statement when sold will be legally issued by MCN, duly authorized, fully paid and nonassessable.

         I hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

      /s/ DANIEL L. SCHIFFER
- ---------------------------------------
          Daniel L. Schiffer

   Vice President, General Counsel & Secretary
                MCN Corporation